Exhibit 99.2

News Release

CONTACT:

Cameron Golden

Vice President of Investor Relations and Corporate Communications

(404) 407-1984

camerongolden@cousinsproperties.com

COUSINS PROPERTIES PRICES OFFERING OF 14,354,000 SHARES

OF COMMON STOCK

ATLANTA — (April 9, 2013) — Cousins Properties Incorporated (the “Company”) (NYSE: CUZ) today announced that it has increased its previously-announced underwritten public offering from 14,000,000 to 14,354,000 shares of its common stock and priced the offering at $10.45 per share, for gross proceeds of approximately $150 million. The underwriters have been granted a 30-day option to purchase up to an additional 2,153,100 shares. The offering is expected to close on or about April 12, 2013, subject to customary closing conditions.

The Company intends to use a significant portion of the net proceeds of the offering to acquire 816 Congress Avenue, a Class-A office building in Austin, Texas. The property is currently under contract, and the acquisition is expected to close mid-April 2013. In addition, the Company intends to use a portion of the net proceeds to redeem in full its outstanding 7.75% Series A Cumulative Redeemable Preferred Stock.

BofA Merrill Lynch, J.P. Morgan, Morgan Stanley and Wells Fargo Securities acted as joint book-running managers for the offering.

This offering will be made pursuant to a prospectus supplement to the Company’s prospectus dated March 29, 2013, filed as part of the Company’s effective shelf registration statement relating to these securities. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the shares described herein or any other securities, nor shall there be any sale of these shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or other jurisdiction. This offering may be made only by means of a prospectus supplement and the related prospectus.

Copies of the final prospectus supplement (when available) and the base prospectus relating to the shares can be obtained by contacting the underwriters as follows: BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or email at dq.prospectus_requests@baml.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-866-803-9204.

About Cousins Properties Incorporated

The Company is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office and retail projects. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ.

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Forward-Looking Statements

Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections, including matters related to the commenced public offering and intended use of proceeds. Readers should carefully review the Company’s financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other documents the Company files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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